EXHIBIT 99.1

            [The transaction described below closed on May 17, 2001.]

              VIACOM TO SELL $1.4 BILLION IN GLOBAL DEBT SECURITIES


New York, NY, May 10, 2001 - Viacom Inc. (NYSE: VIA, VIA.B) has announced its intention to sell $1.4 billion of global debt securities to be comprised of a $400 million addition to its 6.4% Senior Notes due in 2006, and a new $1 billion issue of 6.625% Senior Notes maturing in 2011. Proceeds from the sale of securities will be used to repay existing short-term debt.

This offering is a reflection of Viacom's strong balance sheet and the financing opportunities available to us because of our investment grade ratings," said Richard Bressler, Senior Executive Vice President and Chief Financial Officer of Viacom. "Additionally, these securities take advantage of an attractive market and enable us to convert short-term borrowings into long-term maturities."

Viacom is the No. 1 platform in the world for advertisers, with preeminent positions in broadcast and cable television, radio, outdoor advertising, and online. With programming that appeals to audiences in every demographic category across virtually all media, the company is a leader in the creation, promotion, and distribution of entertainment, news, sports, and music. Viacom's well-known brands include CBS, MTV, Nickelodeon, VH1, BET, Paramount Pictures, Infinity Broadcasting, UPN, TNN: The National Network, CMT: Country Music Television, Showtime, Blockbuster, and Simon & Schuster. More information about Viacom and its businesses is available at www.viacom.com.

The global debt securities to be offered have not been and will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Contacts:

Media
Carl Folta        212-258-6352
Susan Duffy       212-258-6347

Investors
Marty Shea        212-258-6515
Jim Bombassei     212-258-6377